FOR IMMEDIATE RELEASE

Contact: Thomas R. Butkus
Chairman of the Board, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Increase in First Quarter 2016 Net Income and Earnings per Share

MIDLOTHIAN, IL – May 10, 2016 – AJS Bancorp, Inc. (the “Company”) (OTC Pink: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced first quarter 2016 net income of $172,000, or $0.08 per share, compared to net income of $75,000, or $0.04 per share, for the first quarter of 2015.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

Net income for the three months ended March 31, 2016 was $172,000, or $0.08 per share, as compared to net income of $75,000, or $0.04 per share, for the same period in 2015. The $97,000, or 129.7% increase in net income for the three months ended March 31, 2016 compared to the prior year period was mainly attributable to a $75,000 decrease in the provision for loan losses, and an $85,000 decrease in non-interest expense, partially offset by a decrease in non-interest income as a result of a $39,000 decline in gain on sale of securities and a $40,000 increase in income tax expense.

Net interest income increased by $19,000 to $1.1 million for the three months ended March 31, 2016, as compared to the same period in 2015. The increase was due to a 10 basis points, or 4.4% improvement in the net interest margin to 2.36% for the three months ended March 31, 2016 compared to 2.26% for the same period in 2015, partially offset by a 2.8% decline in average interest-earning assets.

The Company recorded a $60,000 credit to the provision for loan losses for the three months ended March 31, 2016 compared to a $15,000 provision for the three months ended March 31, 2015. The credit provision was due to a decline in historical loss factors, a reduction in the level of substandard assets and having net charge-offs for the current quarter of $27,000 compared to $48,000 in the first quarter of 2015. The allowance for loan losses was $901,000, or 0.79% of total loans, at March 31, 2016 compared to $988,000, or 0.86% of total loans, at December 31, 2015. The decrease in the allowance for loan losses as a percentage of total loans was due to a decline in the historical loss factors on one- to-four family, multifamily and commercial real estate loans collectively evaluated for impairment, a $3.3 million decrease in loans classified as substandard which have higher loss factors assigned, and the continued reduced risk profile of the loan portfolio.

Non-interest income decreased $42,000 to $177,000 for the three months ended March 31, 2016, from $219,000 for the three months ended March 31, 2015. The decrease was primarily due to a $39,000 decrease in gain on securities sales due to less sales activity in 2016.

Non-interest expense decreased $85,000, or 6.9%, to $1.1 million for the three months ended March 31, 2016, as compared to the same period in 2015.  The decrease was primarily due to a $38,000 decrease in compensation and employee benefits expense, a $23,000 decline in professional and regulatory expense, and a $23,000 decrease in other real estate owned expense/impairment.

Compensation and employee benefits expense decreased $38,000, or 6.3%, to $565,000 for the three months ended March 31, 2016, from $603,000 for the same period in 2015. The primary reasons for the decrease were lower compensation expense related to reduced headcount, and decreases in medical insurance, payroll tax and stock related compensation expenses.

Professional and regulatory expense decreased $23,000 to $70,000 for the three months ended March 31, 2016 from $93,000 for the same period in 2015. The decrease was primarily due to lower legal, audit and SEC reporting fees.

Other real estate owned expense/impairment decreased $23,000 to $6,000 for the three months ended March 31, 2016, from $29,000 for the three months ended March 31, 2015. The decrease was primarily due to lower carrying costs primarily due to the sale in the fourth quarter of 2015 of the Bank’s largest other real estate owned property.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015:

Total consolidated assets as of March 31, 2016 were $207.0 million, a decrease of $1.9 million, or 0.9%, from $208.9 million at December 31, 2015.  The decrease was primarily due to declines in securities available-for-sale and net loans, offset by an increase in cash and cash equivalents.

Cash and cash equivalents increased $5.1 million, or 17.1%, to $35.0 million at March 31, 2016 from $29.9 million at December 31, 2015. The primary reason for the increase in cash and cash equivalents was due to increased liquidity as a result of a $5.5 million decrease in the securities available-for-sale portfolio, a $1.2 million decrease in net loans, and a $1.9 million increase in deposits, partially offset by the repayment of maturing Federal Home Loan Bank (FHLB) advances of $3.0 million during the first quarter of 2016.

Securities available-for-sale decreased $5.5 million, or 10.9%, to $44.5 million at March 31, 2016 from $49.9 million at December 31, 2015.  The decrease was primarily due to securities available-for-sale principal repayments, calls and sales of $10.0 million exceeding new securities purchases of $4.0 million due to a lack of suitable reinvestment alternatives and an increase in the fair value of available-for-sale securities of $523,000 as a result of the decrease in interest rates during the three months ended March 31, 2016.

Net loans decreased $1.2 million, or 1.1%, to $113.3 million at March 31, 2016 from $114.4 million at December 31, 2015.  The decrease was primarily attributable to declines in our multifamily and commercial real estate and home equity loan portfolios during the three months ended March 31, 2016. Multifamily and commercial real estate loans declined $668,000, or 7.7%, to $8.0 million at March 31, 2016 from $8.7 million at December 31, 2015. Home equity loans decreased $294,000, or 4.6%, to $6.1 million at March 31, 2016 from $6.4 million at December 31, 2015. The decrease in the multifamily and commercial real estate loan portfolio was due to aggressive price competition for these loans in the Bank’s marketplace.

Total deposits increased $1.9 million, or 1.1%, to $167.5 million at March 31, 2016 from $165.6 million at December 31, 2015. Money market accounts increased $1.4 million, or 22.5%, to $6.4 million at March 31, 2016 from $5.0 million at December 31, 2015 due to an increase in municipal deposits. Passbook account balances grew $752,000, or 1.1%, to $70.2 million at March 31, 2016 from $69.5 million at December 31, 2015. NOW and checking account balances increased $535,000, or 1.5%, to $35.0 million at March 31, 2016 from $34.5 million at December 31, 2015. The increase in our money market accounts and lower cost core deposits, which we consider to be our passbook, NOW and checking accounts, were partially offset by a decrease in our certificates of deposit. Certificates of deposit decreased $881,000, or 1.6%, to $55.8 million at March 31, 2016 from $56.7 million at December 31, 2015. The decline in the balance of certificates of deposit was attributable to legacy certificate of deposit customers seeking higher yields as accounts re-price to current lower market interest rates upon maturity and/or moving maturing certificates into more liquid core deposit accounts in anticipation of higher interest rates.

FHLB of Chicago advances decreased $3.0 million, or 60.0%, to $2.0 million at March 31, 2016 from $5.0 million at December 31, 2015.  We repaid our maturing FHLB advance of $3.0 million with a weighted average interest rate of 2.71% during the three months ended March 31, 2016. The remaining $2.0 million FHLB of Chicago advance at March 31, 2016 carries a fixed rate of 2.32% and matures in May 2016.

The ESOP repurchase obligation increased $159,000, or 16.0% to $1.15 million at March 31, 2016 from $993,000 at December 31, 2015. The increase was primarily due to an increase in the market value of the vested portion of the common stock held in the ESOP.

Total stockholders’ equity decreased $159,000, or 0.5%, to $32.3 million at March 31, 2016 from $32.5 million at December 31, 2015. The Company repurchased 29,400 common shares at an average price of $14.54 per share from the third stock repurchase program for a total cost of $427,000 and paid cash dividends on common stock of
$102,000 which were partially offset by net income of $172,000 and a decrease in the unrealized loss on securities classified as available-for-sale of $318,000 for the three months ended March 31, 2016. In addition, an increase in the ESOP repurchase obligation resulted in a $159,000 decrease in stockholders’ equity. Book value per share was $14.92 at March 31, 2016 as compared to $14.82 at December 31, 2015.

Cash Dividend Payment to Occur in May
The Company announced on April 19, 2016 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of May 10, 2016 and is expected to be paid on May 24, 2016.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total consolidated assets of $207.0 million and total deposits of $167.5 million as of March 31, 2016. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	35,049	29,922
Securities available-for-sale	44,477	49,942
Securities held-to-maturity (fair value: 2016 -$277; 2015 - $332)	275	326
Loans, net (allowance: 2016 – $901; 2015 - $988)	113,272	114,423
FHLB of Chicago stock	1,291	1,291
Premises and equipment	3,407	3,464
Bank-owned life insurance	5,942	5,896
Other real estate owned	307	307
Accrued interest receivable	418	434
Other assets	2,611	2,930

Total assets	$ 207,049	$ 208,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$ 167,505	$ 165,649
Federal Home Loan Bank advances	2,000	5,000
Advance payments by borrowers for taxes and insurance	1,591	2,135
Other liabilities and accrued interest payable	2,461	2,659
Total liabilities	173,557	175,443

Employee Stock Ownership Plan (ESOP) repurchase obligation	1,153	994

Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized;
none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized;
2,167,040 shares outstanding at March 31, 2016 and 2,193,440
shares outstanding at December 31, 2015	22	22
Additional paid-in capital	12,816	13,352
Retained earnings	20,872	20,802
Accumulated other comprehensive income (loss)	97	(221)
Unearned stock awards	(455)	(444)
Unearned ESOP shares	(1,013)	(1,013)
Total stockholders’ equity	32,339	32,498

Total liabilities and stockholders’ equity	$ 207,049	$ 208,935

AJS BANCORP, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Interest and dividend income:
Loans	$1,086	$1,119
Securities	171	175
Interest-earning deposits	39	19
Total interest income	1,296	1,313

Interest expense:
Deposits	139	146
Federal Home Loan Bank advances	20	49
Total interest expense	159	195
Net interest income	1,137	1,118
Provision (credit) for loan losses	(60)	15
Net interest income after provision (credit) for loan losses	1,197	1,103

Non-interest income:
Service fees	64	67
Rental income	18	19
Earnings on bank-owned life insurance	46	48
Gain on sale of securities	35	74
Gain (loss) on sale of other real estate owned	-	(19)
Other	14	30
Total non-interest income	177	219

Non-interest expense:
Compensation and employee benefits	565	603
Occupancy	191	184
Data processing	89	90
Advertising and promotion	15	11
Professional and regulatory	70	93
Postage and supplies	27	25
Bank security	27	28
Federal deposit insurance	37	47
Other real estate owned expense/impairment	6	29
Other	113	115
Total non-interest expense	1,140	1,225

Income before income taxes	234	97
Income tax expense	62	22

Net income	$172	$75
Earnings per share:
Basic	$0.08	$0.04
Diluted	0.08	0.04

Weighted average common and common
share equivalents outstanding:
Basic	2,032,188	2,045,761
Diluted	2,043,411	2,045,761

AJS Bancorp, Inc.
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2016	2015	2015

Book value per share	$ 14.92	$ 14.82	$ 14.95
Common shares outstanding	2,167,040	2,193,440	2,198,463
Stockholders’ equity to total assets	15.62%	15.55%	15.66

Regulatory Capital Ratios (Bank only):
Total risk-based capital to risk-weighted assets	34.21%	33.16%	33.01
Tier 1 (core) capital to risk-weighted assets	33.15	32.03	31.83
Common equity Tier 1 capital to risk-weighted assets	33.15	32.03	N/A
Tier 1 (core) capital to adjusted total assets	13.76	13.42	13.50

Asset Quality Data and Ratios:
Non-performing loans	$ 1,651	$ 1,323	$ 2,916
Other real estate owned	307	307	1,616
Non-performing assets	1,958	1,630	4,532

Non-performing loans as a percent of total loans	1.45%	1.15%	2.53
Non-performing assets as a percent of total assets	0.90	0.78	2.16
Allowance for loan losses as a percent of total loans	0.79	0.86	0.93
Allowance for loan losses as a percent of non-performing loans	54.61	74.68	36.69

	Three Months Ended
	March 31,
	2016	2015
Performance Ratios (annualized):
Return on average assets	0.33%	0.12%
Return on average equity	2.12	0.78
Average yield on interest-earning assets	2.69	2.65
Average cost of interest-bearing-liabilities	0.43	0.51
Interest rate spread	2.26	2.14
Net interest margin	2.36	2.26
Average interest-earning assets to average interest-bearing liabilities	130.69	128.51
Efficiency ratio (1)	86.75	91.62

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.